Exhibit 10.2
Second Amendment
To
The Shaw Group Inc. 2008 Omnibus Incentive Plan
          This Second Amendment to The Shaw Group Inc. 2008 Omnibus Incentive Plan (the “Omnibus Plan”) which was established by The Shaw Group Inc., a Louisiana corporation having its principal office at 4171 Essen Lane, Baton Rouge, Louisiana, 70809 (the “Company”) under which Non-Qualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards or Other Stock-Based Awards may be granted from time to time to Participants.
          WHEREAS, the Omnibus Plan was established to promote the interests of the Company by attracting and retaining directors and employees of outstanding ability and to provide employees an incentive to make material contributions to the success of the Company by providing them with equity based compensation, which will increase in value based upon the market performance of the Company’s common stock and corporate achievement of financial and other performance goals;
          WHEREAS, the Omnibus Plan was approved by the Company’s shareholders on January 28, 2009;
          WHEREAS, the Company wishes to amend certain provisions of the Omnibus Plan pursuant to this Second Amendment subject to shareholder approval;
          WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Omnibus Plan;
          NOW, THEREFORE, the Omnibus Plan is amended in the following particulars effective as of January 17, 2011:
AMENDMENT
1.	Sections 4.1(a) and (b) of the Omnibus Plan shall be, and hereby is, deleted in its entirety and replaced with the following subject to shareholder approval of this Second Amendment:

(a) Subject to adjustment as provided in Section 4.4 of the Plan, the maximum number of Shares available for issuance under the Plan shall be 6.4 million Shares plus the number of Shares subject to Awards outstanding under the Prior Plans as of Effective Date but only to the extent that such outstanding Awards are forfeited, expire or otherwise terminate without the issuance of such Shares. To the extent that a Share is issued pursuant to the grant or exercise of a Full Value Award, it shall reduce the number of Shares reserved under the Plan by 1.78 Shares, and to the extent that a Share is issued pursuant to the grant or exercise of an Award other than a Full Value Award, it shall reduce the number of Shares reserved under the Plan by 1.00 Share.

(b) The maximum number of Shares that may be issued pursuant to ISOs under the Plan shall be 6.4 million Shares.”
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All other definitions and all other rights, terms and conditions set forth in the Omnibus Plan shall remain the same with the same force and effect as originally adopted and approved by the Company’s shareholders.
IN WITNESS WHEREOF, the Board of Directors of the Company has executed this Second Amendment effective as of January 17, 2011, the date of shareholder approval.

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